Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Meso Numismatics, Inc. on Form S-1, Amendment 1 of our report dated April 15, 2024 which includes an explanatory paragraph as to Meso Numismatics, Inc.’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of December 31, 2023, and the related consolidated statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Houston, Texas

August 22, 2024